Exhibit (J)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Other Services” in the Statement of Additional Information and to the incorporation by reference of our report dated August 26, 2011 on the financial statements and financial highlights of Dupree Mutual Funds, in Post-Effective Amendment Number 53 to the Registration Statement (Form N-1A, 1933 No. 002-64233), included in the Annual Report to Shareholders for the fiscal year ended June 30, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

October 24, 2011